BURLINGTON COAT FACTORY WAREHOUSE CORPORATION
1830 Route #130
Burlington, NJ 08016
(609) 387-7800

FOR IMMEDIATE RELEASE
COMPANY CONTACT
Robert L. LaPenta, Jr.
Vice President - Chief Accounting Officer and Treasurer
(609) 387-7800 ext. 1216

BURLINGTON COAT FACTORY REPORTS
FOURTH QUARTER AND FISCAL YEAR NET INCOME AND SALES

Burlington, NJ -August 22, 2005 - Burlington Coat Factory Warehouse Corporation (NYSE-BCF) today reported its Net Income and Sales for its fourth quarter and year ended May 28, 2005.

For the three months ended May 28, 2005, Net Income was $15.3 million or $0.34 per share compared with Net Income of $21.6 million or $0.48 per share for last year's fourth quarter. Net Income from Continuing Operations was $15.9 million or $0.35 per share compared with $22.5 million or $0.50 per share for last year's fourth quarter. Net Sales for the fourth quarter ended May 28, 2005 were $756.9 million compared with Net Sales of $678.1 million for the fourth quarter ended May 29, 2004. For the fourth quarter ended May 28, 2005 compared with the same period last year, total sales increased 11.6%, and comparative store sales increased 7.9%.

Income from Continuing Operations Before Provision for Income Taxes for the fourth quarter of fiscal 2005 decreased $9.0 million to $24.7 million from $33.7 million for the fourth quarter of fiscal 2004. This decrease was due primarily to three items. First, as compared with the fourth quarter of fiscal 2005, the fourth quarter of fiscal 2004 had a greater benefit of $2 million from the annual adjustment to reconcile the estimated shrinkage percentage used during the first three fiscal quarters to the actual shrinkage based on the year-end physical inventory. Second, the fourth quarter of fiscal 2004 benefited from the gain on the sale of two properties for $3.3 million. Third, in the fourth quarter of fiscal 2005, the Company incurred one-time expense charges of $7.2 million related to the pending settlement of a lawsuit, disputed freight expenses and an adjustment for changing the accrual period for personal property taxes. These three items in the fourth quarter of fiscal 2005 were offset by improved profitability from increases in comparative store sales realized during the quarter.

For the year ended May 28, 2005, Net Income was $105.0 million or $2.35 per share. This compares with Net Income of $68.0 million or $1.52 per share for the year ended May 29, 2004. Net Income from Continuing Operations was $106.0 million or $2.37 per share compared with $72.3 million or $1.62 per share for the last fiscal year. Net Sales from Continuing Operations for the year ended May 28, 2005 were $3.2 billion compared with $2.8 billion for the prior year ended May 29, 2004, an 11.9 % increase. These results reflect a 6.3% comparative store sales increase for the twelve-month period.

During the year ended May 28, 2005, the Company opened nine Burlington Coat Factory stores, four free standing MJM Designer Shoe stores and one Super Baby Depot store, and converted the last Totally 4 Kids store into a Super Baby Depot store. An additional six Burlington Coat Factory stores were relocated during the 2005 fiscal year to locations within the same trading market. Two store locations, previously operated as Decelle stores, were converted to Cohoes Fashion stores. The Company closed two Burlington Coat Factory stores and one Luxury Linens store in the same fiscal year.

As of May 28, 2005, Burlington Coat Factory operated 362 stores in 42 states principally under the name "Burlington Coat Factory."

The Company will be holding a conference call regarding the fourth quarter results at 11:00 A.M. Eastern time on August 23, 2005. To listen to the call, visit the Company's web site at www.coat.com. The call will be available for replay on the web site.

Statements made in this press release that are forward-looking (within the meaning of the Private Securities Litigation Reform Act of 1995) are not historical facts and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: general economic conditions; consumer demand; consumer preferences; weather patterns; competitive factors, including pricing and promotional activities of major competitors; the availability of desirable store locations on suitable terms; the availability, selection and purchasing of attractive merchandise on favorable terms; import risks; the Company's ability to control costs and expenses; unforeseen computer related problems; any unforeseen material loss or casualty; the effect of inflation; and other factors that may be described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

BURLINGTON COAT FACTORY WAREHOUSE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(All amounts in thousands, except share data)
	THREE MONTHS ENDED
	May 28, 2005		May 29, 2004 (As Reclassified)
REVENUES:

Net Sales	$ 756,928	100.00%	$ 678,063	100.00%
Other Revenue	6,766	0.89%	6,757	1.00%

	763,694	100.89%	684,820	101.00%
COSTS AND EXPENSES:
Cost of Sales (Exclusive of Depreciation)	464,021	61.30%	400,953	59.13%
Selling and Administrative Expenses	253,739	33.52%	233,752	34.47%
Depreciation	25,061	3.31%	23,133	3.41%
Interest Expense	1,780	0.24%	1,768	0.26%
Other Income, Net	(5,618)	(0.74%)	(8,472)	(1.25%)

	738,983	97.63%	651,134	96.03%

Income From Continuing Operations Before Provision for Income Tax	24,711	3.26%	33,686	4.97%
Provision for Income Taxes	8,834	1.17%	11,177	1.65%

Net Income From Continuing Operations	$ 15,877	2.10%	$ 22,509	3.32%

Net Loss From Discontinued Operations, Net of Tax Benefit	(575)	(0.08%)	(895)	(0.13%)

Net Income	15,302	2.02%	21,614	3.19%

Net Unrealized Gain on Non- Marketable Securities, Net of Tax	1	0.00%	1	0.00%

Total Comprehensive Income	$ 15,303	2.02%	$ 21,615	3.19%

Basic and Diluted Earnings Per Share:
Basic and Diluted Income Per Share From Continuing Operations	$ 0.35		$ 0.50
Basic and Diluted (Loss) from Discontinued Operations	(0.01)		(0.02)

Basic and Diluted Net Income Per Share	$ 0.34		$ 0.48

Basic Weighted Average Shares Outstanding	44,752,793		44,635,589
Diluted Weighted Average Shares Outstanding	44,881,997		44,735,478
Dividends Per Share	$ -		$ -

Reclassification: Certain reclassifications have been made to the 2004 fiscal year's financial information to conform to the classifications used in the 2005 fiscal year. These reclassifications primarily relate to the treatment of discontinued store operations.

BURLINGTON COAT FACTORY WAREHOUSE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(All amounts in thousands, except share data)
	TWELVE MONTHS ENDED
	May 28, 2005 (Audited)		May 29, 2004 (As Reclassified)
REVENUES:

Net Sales	$3,171,242	100.00%	$2,833,484	100.00%
Other Revenue	28,598	0.90%	26,476	0.93%

	3,199,840	100.90%	2,859,960	100.93%
COSTS AND EXPENSES:
Cost of Sales (Exclusive of Depreciation)	1,987,159	62.66%	1,765,478	62.31%
Selling and Administrative Expenses	958,059	30.21%	900,059	31.77%
Depreciation	89,858	2.83%	83,915	2.96%
Interest Expense	7,132	0.21%	5,863	0.21%
Other Income, Net	(14,619)	(0.47%)	(10,335)	(0.36%)

	3,027,589	95.47%	2,744,980	96.88%

Income From Continuing Operations Before Provision for Income Tax	172,251	5.43%	114,980	4.06%
Provision for Income Taxes	66,204	2.09%	42,641	1.50%

Net Income From Continuing Operations	106,047	3.34%	72,339	2.55%

Net Loss From Discontinued Operations, Net of Tax Benefit	(1,014)	(0.03%)	(4,363)	(0.15%)

Net Income	105,033	3.32%	67,976	2.41%

Net Unrealized Gain on Non- Marketable Securities, Net of Tax	2	0.00%	1	0.00%

Total Comprehensive Income	$ 105,035	3.32%	$ 67,977	2.40%

Basic and Diluted Earnings Per Share:
Basic and Diluted Income Per Share from Continuing Operations	$ 2.37		$ 1.62
Basic and Diluted (Loss) from Discontinued Operations	(0.02)		(0.10)

Basic and Diluted Net Income Per Share	$ 2.35		$ 1.52

Basic Weighted Average Shares Outstanding	44,678,788		44,583,092
Diluted Weighted Average Shares Outstanding	44,783,646		44,668,282
Dividends Per Share	$ 0.60		$ 0.03

Reclassification: Certain reclassifications have been made to the 2004 fiscal year's financial information to conform to the classifications used in the 2005 fiscal year. These reclassifications primarily relate to the treatment of discontinued store operations.